Exhibit 16.1

                     [Kenneth Lieberman CPA, PA letterhead]

March 15, 2002
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20509

Re: iDial Networks, Inc.

Dear Sir/Madam:

Pursuant to the request of the above named company, we affirm that:

(1) We have read the Company's  response to Item 4.1 of Form 8-K dated March 15,
2002; and

(2) We agree with the response.

Sincerely,

/s/ Kenneth Lieberman CPA, PA